Centennial Resource Development Announces First Quarter 2017 Operational and Financial Results
DENVER, CO, May 10, 2017 (GLOBE NEWSWIRE) - Centennial Resource Development, Inc. (“Centennial” or the “Company”) (NASDAQ: CDEV) today announced its operating and financial results for the first quarter 2017. On October 11, 2016, the Company completed its acquisition of an approximate 89% membership interest in Centennial Resource Production, LLC (“CRP”). Centennial now owns approximately 92.4% of CRP, and the interest in CRP is its only significant asset.
Operational and Financial Highlights:

•	Announced agreement to acquire approximately 11,860 net acres in the core of the Northern Delaware Basin from GMT Exploration Company (“GMT”), which is expected to close during the second quarter 2017

•	Increased first quarter 2017 average daily equivalent and oil production volumes by 88% and 64%, respectively, compared to the period from October 11, 2016 through December 31, 2016

•	Reported strong well results on both Centennial’s legacy and Silverback acreage, driven by enhanced completion design and improved lateral placement

•	Raised the Company’s 2020 oil production target by 20% to 60,000 barrels per day in connection with the GMT acquisition

•	Simplified the Company’s capital structure by calling for redemption all of its outstanding public warrants
“Well results from the first quarter of 2017 confirm the technical strength of the team we’ve put in place. In addition, we’ve now built a sizable position across Reeves County and established a solid acreage footprint in the Northern part of the basin, consistent with our strategy to focus in the Delaware Basin,” said Mark G. Papa, Chairman and Chief Executive Officer. “The Company is on track to achieve our updated 2017 production targets while maintaining capital budget discipline.”
Financial Results
Centennial reported net income of $9.8 million during the first quarter 2017, or $0.04 per share. During the first quarter 2016, Centennial reported a net loss of $14.5 million.
Centennial incurred D&C capital expenditures, including capital workovers, of approximately $89.4 million in the first quarter 2017.
Operational Update
Through advancements in geo-steering and enhanced completion designs, recent well and production results have exceeded the Company's expectations. By improving geo-steering operations, Centennial remained in its target drilling zone for 93% of total lateral feet drilled during the quarter, representing a significant increase compared to wells drilled in previous quarters. Changes on the completion side include significant increases to the number of clusters per stage to improve stimulation and overall well productivity. The more efficient placement of laterals coupled with enhanced completions allow for better connectivity with the reservoir, resulting in improved well performance and more consistent results.

Centennial reported a number of successful wells from the Upper Wolfcamp A. The Big Fundamental 4-52 1H (93% WI), located on Centennial's Silverback acreage, was drilled with an approximate 4,600 foot effective lateral. The well reported an initial 30-day production rate of 1,700 Boe/d, consisting of 1,135 Bbls/d of oil (67% oil). On a per lateral foot basis, the Big Fundamental 4-52 1H delivered an initial 30-day production rate of 370 Boe/d per 1,000 foot of lateral and 247 Bbls/d of oil per 1,000 foot of lateral.
“The Big Fundamental 4-52 1H is likely one of the best wells drilled to date in Southern Reeves County on a per lateral foot basis,” Papa said. “We continue to see improved well productivity from the integration of our newly formed technical team.”
The Balmorhea State 2H (97% WI), completed on Centennial’s legacy acreage, was drilled with an approximate 5,750 foot effective lateral and produced 1,311 Boe/d (82% oil) for the initial 30-day production period. The Collins 2H (88% WI) achieved an initial 30-day production rate of 1,183 Boe/d (83% oil). Located on Centennial’s legacy acreage, the Collins 2H had an effective lateral of approximately 6,315 feet.
“The combination of improved well productivity and higher expected EURs from recent wells is setting Centennial up to become a technical leader among the mid-cap E&P's. This is a priority for the Company," Papa said.
Since February, Centennial has been operating a five rig program. Plans are to add a sixth rig on its Reeves County acreage in May. During the first quarter, 15 operated wells were spud and 11 operated wells were completed. The completed wells during the quarter had an average effective lateral of approximately 6,250 feet.
Recently Announced GMT Acquisition
On May 1, 2017, Centennial announced that it had entered into an agreement to acquire 11,860 net acres in Lea County, New Mexico from GMT for a cash purchase price of $350 million. The acquisition is expected to close during the second quarter of 2017. The acquisition will expand Centennial’s foothold into the Northern Delaware Basin, increasing its overall Delaware Basin position to approximately 88,000 net acres. The GMT properties are located in the oily-core of the Northern Delaware Basin, directly north of the prolific Red Hills area. Centennial has identified approximately 255 gross horizontal drilling locations on the acquired properties in the Avalon Shale, 2nd Bone Spring Sand, 3rd Bone Spring Sand and Wolfcamp A formations. The Company is optimistic about the significant upside potential related to additional zones, completion upgrades and future downspacing on the GMT acreage. In addition, the GMT properties hold favorable royalty terms, providing a higher net revenue interest compared to other properties within the Company’s portfolio. Centennial anticipates adding one operated horizontal rig on the acquired acreage during August 2017.
“The Northern Delaware Basin adds attractive core acreage to our existing portfolio. This is an area that our geoscience and reservoir teams know well,” said Papa. “We expect to apply our technical expertise to this asset and enhance its existing value.”
Capital Structure and Liquidity
Consistent with the Company’s conservative financial philosophy, Centennial will issue 23.5 million shares of Class A common stock in a private placement for gross proceeds of approximately $341 million, which will be used to fund the pending acquisition of assets from GMT. The private placement will close concurrent with the pending GMT acquisition, which is expected to close during the second quarter of 2017.
As of March 31, 2017, CRP had $54.9 million in cash on hand and no borrowings under its revolving credit facility. Effective April 28, 2017, Centennial’s borrowing base was increased by $100 million to $350 million. The increase in the Company’s borrowing base does not include any contribution from the GMT assets.

Public Warrant Redemption
During the quarter, Centennial called for redemption of all of its outstanding warrants originally sold as part of the units in its initial public offering in February 2016 (the “Public Warrants”). Substantially all of the Company’s outstanding Public Warrants were exercised by holders on a cashless basis. In connection with the exercise and redemption, the Company issued an aggregate of approximately 6.2 million shares of Class A common stock to holders of the Public Warrants. An additional 8.0 million warrants purchased by an affiliate of Riverstone in a private placement at the closing of the initial public offering remain outstanding.
“The elimination of all of our outstanding Public Warrants marks another step towards simplifying our capital structure,” Papa said. “Our goal is to provide investors with clear, easy to read financial statements, and this action represents a significant step toward achieving that objective.”
Hedge Position
For the remainder of 2017, Centennial has 508.8 MBbls of oil hedged at a weighted average fixed price of $50.41 per barrel. In addition, Centennial has 36.5 MBbls of oil hedged in 2018 at a weighted average fixed price of $55.95 per barrel.
Centennial has a nominal amount of natural gas hedges and crude oil basis swaps in place for 2017. (For a summary table of crude oil and natural gas derivatives contracts, please see the Appendix to this press release.)
Quarterly Report on Form 10-Q
Centennial’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended March 31, 2017, which is expected be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before May 11, 2017.
Conference Call and Webcast
Centennial will host an investor conference call on Thursday, May 11, 2017 at 8:00 a.m. Mountain (10:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Centennial’s website at www.cdevinc.com and clicking on the webcast link or by dialing (800) 789-3525, or (442) 268-1041 for international calls, (Conference ID: 11411705) at least 15 minutes prior to the start of the call. A replay of the call will be available on Centennial’s website or by phone at (855) 859-2056 (Conference ID: 11411705) for a 14-day period following the call.
About Centennial Resource Development, Inc.
Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.

Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:

•	our business strategy;

•	our reserves;

•	our drilling prospects, inventories, projects and programs;

•	our ability to replace the reserves we produce through drilling and property acquisitions;

•	our financial strategy, liquidity and capital required for our development program;

•	our realized oil, natural gas and NGL prices;

•	the timing and amount of our future production of oil, natural gas and NGLs;

•	our hedging strategy and results;

•	our future drilling plans;

•	our competition and government regulations;

•	our ability to obtain permits and governmental approvals;

•	our pending legal or environmental matters;

•	our marketing of oil, natural gas and NGLs;

•	our leasehold or business acquisitions;

•	our costs of developing our properties;

•	general economic conditions;

•	credit markets;

•	uncertainty regarding our future operating results;

•	our plans, objectives, expectations and intentions contained in this press release that are not historical; and

•
the other factors described in our Annual Report on Form 10-K for the year ended December 31, 2016, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
Contact:
Hays Mabry
Director, Investor Relations
(832) 240-3265
ir@cdevinc.com
SOURCE Centennial Resource Development, Inc.

The following table presents a reconciliation of Adjusted EBITDAX to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP:

	Successor	Predecessor
(in thousands)	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Centennial Resource Development, Inc.	$9,823	$(14,461)
Net income attributable to noncontrolling interest	884	—
Interest expense	410	1,641
Income tax expense (benefit)	—	—
Depreciation, depletion and amortization	26,160	21,303
Abandonment expense (benefit) and impairment of unproved properties	(29)	—
Gain on derivative instruments	(3,759)	(1,918)
Net cash receipts (payments) on settled derivatives	(397)	8,629
Equity based compensation expense	2,610	—
Transaction costs	887	—
(Gain) loss on sale of oil and natural gas properties	(166)	4
Adjusted EBITDAX	$36,423	$15,198

Centennial Resource Development, Inc.
Operating Highlights

	Successor	Predecessor
	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016	Increase/(Decrease)
			$	%
Net revenues (in thousands):
Oil sales	$46,681	$13,226	$33,455	253%
Natural gas sales	8,241	1,313	6,928	528%
NGL sales	6,175	582	5,593	961%
Total net revenues	$61,097	$15,121	$45,976	304%

Average sales prices:
Oil (per Bbl)	$49.45	$28.14	$21.31	76%
Effect of derivative settlements on average price (per Bbl)	0.28	18.36	(18.08)	(98)%
Oil net of hedging (per Bbl)	$49.73	$46.50	$3.23	7%

Average NYMEX price for oil (per Bbl)	$51.82	$33.59	$18.23	54%

Natural gas (per Mcf)	$2.91	$1.88	$1.03	55%
Effect of derivative settlements on average price (per Mcf)	0.05	—	0.05	100%
Natural gas net of hedging (per Mcf)	$2.96	$1.88	$1.08	57%

Average NYMEX price for natural gas (per Mcf)	$3.06	$1.98	$1.08	55%

NGL (per Bbl)	$25.10	$8.31	$16.79	202%

Net production:
Oil (MBbls)	944	470	474	101%
Natural gas (MMcf)	2,833	698	2,135	306%
NGLs (MBbls)	246	70	176	251%
Total (MBoe) (1)	1,662	656	1,006	153%

Average net daily production volume:
Oil (Bbls/d)	10,489	5,165	5,324	103%
Natural gas (Mcf/d)	31,478	7,670	23,808	310%
NGLs (Bbls/d)	2,733	769	1,964	255%
Total (Boe/d) (1)	18,469	7,212	11,257	156%

(1)	Total may not sum or recalculate due to rounding.

Centennial Resource Development, Inc.
Operating Expenses

	Successor	Predecessor
	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016	Increase/(Decrease)
			$	%
Operating expenses (in thousands):
Lease operating expenses	$7,278	$4,042	$3,236	80%
Severance and ad valorem taxes	3,187	844	2,343	278%
Transportation, processing and gathering operating expense	5,244	1,130	4,114	364%
Production costs per Boe:
Lease operating expenses	$4.38	$6.16	$(1.78)	(29)%
Severance and ad valorem taxes	1.92	1.29	0.63	49%
Transportation, processing and gathering expense	3.16	1.72	1.44	84%

Centennial Resource Development, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Successor	Predecessor
	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016
Net revenues
Oil sales	$46,681	$13,226
Natural gas sales	8,241	1,313
NGL sales	6,175	582
Total net revenues	61,097	15,121
Operating expenses
Lease operating expenses	7,278	4,042
Severance and ad valorem taxes	3,187	844
Transportation, processing and gathering expenses	5,244	1,130
Depreciation, depletion and amortization	26,160	21,303
Abandonment expense and impairment of unproved properties	(29)	—
General and administrative expenses	12,065	2,536
Total operating expenses	53,905	29,855
Total operating income (loss)	7,192	(14,734)
Other income (expense)
Gain (loss) on sale of oil and natural gas properties	166	(4)
Interest expense	(410)	(1,641)
Net gain on derivative instruments	3,759	1,918
Other income	3,515	273
Income (loss) before income taxes	10,707	(14,461)
Income tax expense (benefit)	—	—
Net income (loss)	10,707	(14,461)
Less: Net income attributable to noncontrolling interest	884	—
Net income (loss) attributable to Centennial Resource Development, Inc.	$9,823	$(14,461)
Income per share:
Basic	$0.04
Diluted	$0.04

The following table summarizes the approximate volumes and average contract prices of swap contracts the Company had in place as of March 31, 2017:

	Period	Volume (Bbl)	Weighted Average Floor Price ($/Bbl)
Crude Oil Swaps	April 2017 - December 2017	508,750	$50.41
	January 2018 - December 2018	36,500	$55.95
Crude Oil Basis Swaps	April 2017 - November 2017	85,750	$(0.20)

	Period	Volume (MMBtu)	Weighted Average Floor Price ($/MMBtu)
Natural Gas Swaps	April 2017 - December 2017	1,100,000	$2.94